Exhibit 3.4

COMPANY NUMBER: 7108297

THE COMPANIES ACT 2006

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

VIRGIN MEDIA INVESTMENTS LIMITED

PRELIMINARY

1.	In these articles “Table A” means Table A in the Schedule to the Companies (Tables A to F) Regulations 1985, “the 2006 Act” means the Companies Act 2006 including any statutory modification or re-enactment thereof for the time being in force and “the Parent” means the body corporate which is the holder of a majority in nominal value of such of the issued share capital for the time being of the Company as carries the right to vote at general meetings of the Company.

2.	The regulations contained in Table A shall apply to the Company save insofar as they are excluded or modified by or inconsistent with the articles hereinafter contained and such regulations and articles shall be the articles of the Company. References herein to “Regulations” are to regulations of Table A.

3.	Regulations 3, 24-26 inclusive, 65-67 inclusive, 73-81 inclusive, 89, 90, 94-97 inclusive, 118 and the last sentence of Regulation 84 shall not apply.

SHARE CAPITAL

4.	Subject to the provisions of the 2006 Act the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder on such terms and in such manner as the Company, before the issue of the shares, by special resolution shall determine.

TRANSFER OF SHARES

5.	The directors shall register the transfer by the Parent of any share in the Company and, if directed by the Parent, the transfer by any other person of any share in the Company.

6.	The directors and/or the Company shall have no discretion to decline to register, or suspend registration of, a transfer of shares where the proposed transferee is a bank, financial institution or a trust, fund or other entity which is regularly engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets (or any agent, trustee, nominee or nominees or receiver of such entity) to whom such shares are being transferred by way of security or a purchaser, transferee or other recipient of the shares from such bank, institution or other entity and a certificate signed by an official of such bank, financial institution or other entity that the relevant shares are charged shall be conclusive evidence of such fact.

NOTICE OF GENERAL MEETINGS

7.	In every notice calling a general meeting of the Company there shall appear with reasonable prominence a statement that a member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him and that a proxy need not also be a member. All notices and other communications relating to a general meeting which any member is entitled to receive shall also be sent to the auditors of the Company for the time being, but shall not also be sent to the directors of the Company in their capacity as such. Regulation 38 shall be modified accordingly.

8.	The Company may give any notice to a member:-

8.1	personally by giving it to an individual who is the member to be served or to any director of any body corporate which is the member to be served and such notice shall be deemed to be served at the time of such service;

8.2	by leaving it at the registered address of the member to be served and such notice shall be deemed to be served at the time of leaving it there;

8.3	by sending it by prepaid first class post (or by prepaid first class airmail if from one country to another country) to the registered address of the member to be served and such notice shall be deemed to be served on the second business day (or fourth business day if by airmail) following the day on which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed, stamped and posted; or

8.4	by sending it by facsimile transmission to such number for the member to be served as such member may have notified to the Company for such purpose and the latest notification of such number shall supersede all previous notifications and such notice shall be deemed to be served at the time of transmission.

Regulations 112 and 115 shall be modified accordingly.

PROCEEDINGS AT GENERAL MEETINGS

9.	Save where the Company has only a single member, no business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.

10.	The instrument appointing a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the directors may be handed to the chairman immediately before the meeting and Regulation 62 shall be modified accordingly.

NUMBER OF DIRECTORS

11.	Unless otherwise determined by ordinary resolution of the Company, the number of directors (other than alternate directors) shall not be subject to any maximum and the minimum number of directors shall be two.

ALTERNATE DIRECTORS

12.	Any director (other than an alternate director) may appoint any other director or any other person willing to act to be an alternate director and may remove from office an alternate director so appointed by him. An alternate director may represent one or more directors. An alternate director shall forthwith cease to be an alternate director if his appointor ceases for any reason to be a director.

13.	An alternate director shall be entitled:-

13.1	to receive notice of all meetings of directors and of all committees of directors of which his appointor is a member and to attend any such meeting;

13.2	to one vote for every director whom he represents who is not personally present in addition to his own vote (if any) as a director at any meeting of the directors or of any committee of directors; and

13.3	to sign a resolution in writing of the directors on behalf of every director whom he represents as well as on his own account if he himself is a director.

14.	An alternate director shall not if he is absent from the United Kingdom be entitled to receive notices of meetings of directors or of committees of which his appointor is a member.

15.	An alternate director shall be entitled generally to perform all the functions of his appointor as a director in his absence but shall not as an alternate director be entitled to receive any remuneration from the Company, save that he may be paid by the Company that part (if any) of the remuneration otherwise payable to his appointor as his appointor may by notice in writing to the Company from time to time direct.

16.	Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment or in any other manner approved by the directors.

17.	A director who is also an alternate director shall be entitled in the absence of his appointor, to a further vote in addition to his own vote and an alternate director who is appointed by two or more directors shall be entitled to a separate vote on behalf of each of his appointors in the appointor’s absence.

DELEGATION OF DIRECTORS’ POWERS

18.	The directors may delegate any of their powers to committees consisting of one or more directors or other persons. References in these articles to a committee of directors or to a director as a member of such a committee shall include a committee or person referred to in this Article. Regulation 72 shall be modified accordingly.

APPOINTMENT AND REMOVAL OF DIRECTORS

19.	The Parent may by memorandum in writing at any time and from time to time appoint any person who is willing to act as a director of the Company, either to fill a casual vacancy or as an additional director, or remove any director from office. Such memorandum must be signed by or on behalf of the Parent and a copy of it sent to the registered office (either by post, by hand or by facsimile transmission) or produced to a meeting of the directors. Such appointment or removal shall take effect forthwith upon the memorandum being so sent or delivered or at such later time (if any) specified in such memorandum.

20.	A director appointed to fill a casual vacancy or as an additional director shall not be required to retire from office at the next annual general meeting.

DISQUALIFICATION OF DIRECTORS

21.	The office of a director shall be vacated if he:-

21.1	ceases to be a director by virtue of any provision of the 2006 Act or becomes prohibited by law from being a director; or

21.2	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

21.3	in the opinion of all the other directors becomes incapable by reason of mental disorder or illness or injury of discharging his duties as a director; or

21.4	resigns his office by notice to the Company.

PROCEEDINGS OF DIRECTORS

22.	The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any higher number shall be two. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

23.	A director absent or intending to be absent from the United Kingdom may request the directors during his absence to send notice of meetings of the directors to him at such address within the United Kingdom as he may give to the Company for-this purpose, but in the absence of such a request it shall not be necessary to give notice of a meeting to a director who is absent from the United Kingdom. Regulation 88 shall be modified accordingly.

24.	Any director (including an alternate director) may participate in a meeting of the directors or a committee of the directors of which he is a member by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other. A person so .participating shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.

25.	The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number, but, if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of calling a general meeting.

26.	Subject to Article 27, notwithstanding the fact that a proposed decision of the directors concerns or relates to any matter in which a director has, or may have, directly or indirectly, any kind of interest whatsoever, that director may participate in the decision-making process for both quorum and voting purposes.

27.	If the directors propose to exercise their power under section 175(4)(b) of the 2006 Act to authorise a director’s conflict of interest, the director facing the conflict is not to be counted as participating in the decision to authorise the conflict for quorum or voting purposes.

28.	Subject to the provisions of the 2006 Act, and provided that (if required to do so by the said 2006 Act) he has declared to the directors the nature and extent of any direct or indirect interest of his, a director, notwithstanding his office:-

(a)	may be a director or other officer of, or employed by, or otherwise interested (including by the holding of shares) in any Relevant Company (as defined below);

(b)	may be a party to, or otherwise interested in, any contract, transaction or arrangement with a Relevant Company;

(c)	may hold any other office or place of profit with the Company (other than as auditor) in conjunction with his office of director for such period and on such terms, including as to remuneration, as the board may decide;

(d)	is not accountable to the Company for any remuneration or other benefits which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no transaction or arrangement is liable to be avoided on the ground of any such remuneration, benefit or interest; and

(e)	may act in a professional capacity for any Relevant Company (other than as auditor), whether or not he or it is remunerated for the services.

“Relevant Company” shall mean:

(i)	the Company;

(ii)	any subsidiary undertaking of the Company;

(iii)	any parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking;

(iv)	any body corporate promoted by the Company; or

(v)	any body corporate in which the Company is otherwise directly or indirectly interested,

and “subsidiary undertaking” and “parent undertaking” shall be construed in accordance with sections 1161 and 1162 of the Companies Act 2006.

ASSOCIATE AND OTHER DIRECTORS

29.	The directors may from time to time, and at any time, pursuant to this Article 29 appoint any other persons to any post with such descriptive title including that of director (whether as associate, executive, group, divisional, departmental, deputy, assistant, local or advisory director or otherwise) as the directors may determine and may define, limit, vary and restrict the powers, authorities and discretions of persons so appointed and may fix and determine their remuneration and duties, and subject to any contract between him and the Company, may remove from such post any person so appointed. A person so appointed shall not be a director for any of the purposes of these Articles or of the 2006 Act, and accordingly shall not be a member of the Board or (subject to Article 18) of any committee thereof, nor shall he be entitled to be present at any meeting of the directors or of any such committee, except at the request of the directors or of such committee, and if present at such request he shall not be entitled to vote thereat.

INSURANCE AND INDEMNITY

30.	Subject to the 2006 Act, but without prejudice to any indemnity to which a director may otherwise be entitled, each director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a director or other officer of the Company or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act) in the actual or purported execution and/or discharge of his duties, or in relation thereto including any liability incurred by him in defending any civil or criminal proceedings, in which judgement is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s affairs.

31.	The Company may buy and maintain insurance against any liability falling upon its directors or other officers or auditors which arises out of their respective duties to the Company, or in relation to its affairs.